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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 Amendment No. 1

                    Under the Securities Exchange Act of 1934




                         IMAGISTICS INTERNATIONAL, INC.
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                                (Name of Issuer)



                Common Stock, par value $0.01 par value per share
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                         (Title of Class of Securities)



                                    45247T104
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                                 (CUSIP Number)



                                December 31, 2001
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                  [X] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)
                  [ ] Rule 13d-1(b)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 45247T104               SCHEDULE 13G                 PAGE 2 OF 5 PAGES
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1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  GOTHAM CAPITAL V, LLC
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2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (A) [ ]
                                                                      (B) [X]
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3.                SEC USE ONLY


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4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
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                               5.     SOLE VOTING POWER

                                      1,400,000
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           0
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             1,400,000
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      0
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9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,400,000
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10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                            [ ]
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11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.1%
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12.               TYPE OF REPORTING PERSON*

                  00 - LIMITED LIABILITY COMPANY
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CUSIP No. 45247T104               SCHEDULE 13G                 PAGE 3 OF 5 PAGES
          -----------                                              ---  ---

ITEM 1.

(a) Name of Issuer: Imagistics International, Inc.
                   --------------------------------

(b)  Address  of  Issuer's  Principal  Executive  Offices:

                      100 Oakview Drive, Trumbull, CT 06611
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ITEM 2.

(a) Name of Persons Filing:
(b) Address of Principal Business Office or, if none, Residence:
(c) Citizenship:

   (i) Gotham Capital V, LLC, a Delaware limited liability company ("Gotham V").

   (b), (c), (f) The Reporting Person has a business address of 520 Madison Avenue, 32nd Floor, New York, NY 10022.

(d) Title of Class of Securities:  Common Stock, $ 0.01 par value
                                 ------------------------------------

(e) CUSIP Number:   45247T104
                  -------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

(a)   [ ]   Broker or Dealer registered under Section 15 of the Act
(b)   [ ]   Bank as defined in section 3(a)(6) of the Act
(c)   [ ]   Insurance Company as defined in section 3(a)(19) of the Act
(d)   [ ]   Investment  Company  registered  under  section 8 of  the Investment
            Company Act of 1940
(e)   [ ]   Investment Adviser  registered  under section 203 of  the Investment
            Advisers Act or under the laws of any State
(f)   [ ]   Employee  Benefit  Plan,  Pension  fund  which  is  subject  to the provisions of the Employee Retirement Income Security Act  of  1974
            or Endowment Fund; see Rule 240.13d-1(b)(1)(ii)(F)
(g)   [ ]   Parent Holding Company or Control  Person, in  accordance  with Rule
            240.13d-1(b)(ii)(G)(Note: See Item 7)
(h)   [ ]   A Savings Association  as defined  in Section 3(b)  of  the  Federal
            Deposit Insurance Act
(i)   [ ]   A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
(j)   [ ]   Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J)


If this statement is filed pursuant to Rule 240.13d-1(c), check this box [X].

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CUSIP No. 45247T104               SCHEDULE 13G                 PAGE 4 OF 5 PAGES
          -----------                                              ---  ---

ITEM 4.  OWNERSHIP

Provide the following information as of that date and identify those shares which there is a right to acquire.

GOTHAM CAPITAL V, LLC

 (a) Amount Beneficially Owned:   1,400,000
                               -------------------------------------------------
 (b) Percent of Class:   7.1%
                      ----------------------------------------------------------
 (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote:    1,400,000
                                                    ----------------------------
     (ii)  shared power to vote or to direct the vote:  0
                                                      --------------------------
     (iii) sole power to dispose or to direct the disposition of:  1,400,000
                                                                 ---------------
     (iv)  shared power to dispose or to direct the disposition of:  0
                                                                   -------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not Applicable


ITEM 10.    CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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CUSIP No. 45247T104               SCHEDULE 13G                 PAGE 5 OF 5 PAGES
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                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.


Dated February 14, 2002


                                           GOTHAM CAPITAL V, LLC



                                           By:  /s/ Joel M. Greenblatt
                                              ----------------------------------
                                              Joel M. Greenblatt, Manager